Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our audit report in this Annual Report for June 30, 2011 on Form 10-K of China Health Industries Holdings, Inc. for the year ended June 30, 2010 of our audit report dated September 22, 2010.

/s/ E-Fang Accountancy Corp. & CPA
E-Fang Accountancy Corp. & CPA

City of Industry, California
September 28, 2011